Exhibit 10.1

STATE OF MINNESOTA           DISTRICT COURT

COUNTY OF HENNEPIN           FOURTH JUDICIAL DISTRICT

                             CASE TYPE: OTHER CIVIL
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SBM Company, a Minnesota
corporation,                                            File No. CT 95-003703

                           Plaintiff,
                                                        SETTLEMENT AGREEMENT
v.                                                      AND RELEASE OF CLAIMS
--                                                      ---------------------

Firstar Trust Company of
Minnesota, a Minnesota trust
company, as Trustee of the
SBM Company Profit Sharing
Stock Plan and the SBM Company
Thrift Plan; The Trust under the
Will of T. H. Schonlau, a
Minnesota trust,

                           Defendants.

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         THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS (the "SETTLEMENT
AGREEMENT") is made this 6th day of June, 1997, by and among SBM Company, now known as 1150 Liquidating Corporation ("SBM"), Firstar Trust Company of Minnesota, now known as Firstar Bank of Minnesota, National Association ("FIRSTAR"), as Trustee of the SBM Company Profit Sharing Stock Plan and SBM Company Thrift Plan (collectively referred to as the "PLANS"), and the Trust created under Paragraph II of the Last Will and Testament of Theodore H. Schonlau, deceased, and the Trust created under Paragraph VI of the Last Will and Testament of Theodore H. Schonlau, deceased, acting individually, derivatively, and as putative

Co-Class Representatives on behalf of all non-Plan shareholders of SBM Company common stock (the "SCHONLAU TRUSTS"). (The parties to this Agreement are collectively referred to herein as the "PARTIES.")

                                    RECITALS

         WHEREAS, SBM is a corporation organized under the laws of the State of Minnesota that, on June 14, 1995, sold substantially all its assets to ARM Financial Group, Inc. and is currently in the process of dissolving and paying distributions to its shareholders; and
         WHEREAS, there are 2,179,714 shares of SBM Company common stock ("SBM STOCK") issued and outstanding; and
         WHEREAS, SBM sponsors the Plans, which collectively hold 304,693 shares of SBM Stock, which is 13.97858% of all issued and outstanding shares; and
         WHEREAS, Firstar is a national banking association that, as the trustee of the Plans, is the record owner of the shares of SBM Stock held by the Plans; and
         WHEREAS, the Schonlau Trusts are trusts existing under the laws of the State of Minnesota that together own 352,800 shares of SBM Stock, which is 16.1856% of all issued and outstanding shares, making the Schonlau Trusts collectively the largest single holder of SBM Stock; and
         WHEREAS, SBM and Firstar are parties to a Stock Agreement dated September 1, 1993 (the "STOCK AGREEMENT") which allows Firstar to "put" shares of SBM Stock held by the Plans back to SBM at the greater of fair market value or Book Value, all as is more fully set out in the terms of the Stock Agreement; and

         WHEREAS, by letter dated January 30, 1995, Firstar attempted to put all of the SBM Stock held by the Plans back to SBM at a claimed Book Value of approximately $14.50 per share; and
         WHEREAS, by letter dated February 7, 1995, SBM replied that Firstar's attempted put was invalid and that Firstar's methodology for computing Book Value under the Stock Agreement was incorrect; and
         WHEREAS, by letter dated February 17, 1995, the Schonlau Trusts objected to Firstar's attempted put and alleged that SBM would violate Minnesota law if it honored the put; and
         WHEREAS, on March 8, 1995, SBM filed its Amended Complaint for Declaratory Judgment and Related Relief in the above-captioned action (the "ACTION") seeking declaratory judgment that: (1) Book Value as defined in paragraph 3 of the Stock Agreement must take into account unrealized losses on debt securities held by SBM and its subsidiaries; (2) the Stock Agreement only allowed Firstar to make "liquidity puts" as necessary to pay benefits to retiring Plan participants and did not allow Firstar to put all of the SBM Stock held by the Plans back to SBM at one time; (3) Firstar's attempted put was void and unenforceable pursuant to paragraph 6 of the Stock Agreement because SBM was in the process of selling substantially all its assets and dissolving at the time of Firstar's attempted put; (4) if SBM was required to honor the attempted put, it would not violate Minnesota law in doing so; and (5) Firstar waived and/or was estopped from asserting its purported interpretation of Book Value; and
         WHEREAS, on March 27, 1995, Firstar filed its Separate Answer and Counterclaim generally denying that SBM was entitled to the declaratory relief it sought in its Complaint, and asserting counterclaims against SBM alleging that: (1) SBM breached the terms of the Stock Agreement by refusing to honor Firstar's put of all the SBM Stock held by the Plans at the Book

Value price claimed by Firstar; (2) SBM was estopped from asserting the various interpretations of the Stock Agreement alleged in SBM's Complaint; (3) SBM was a fiduciary of the Plans and was in breach of its fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and (4) SBM was also in breach of other fiduciary duties it owed outside of ERISA; and
         WHEREAS, on March 22, 1995, the Schonlau Trusts filed their Separate Answer, Counterclaim and Crossclaim in which they generally agreed that Firstar's attempted put was invalid and, furthermore, acting individually and purporting to act derivatively on behalf of all persons or entities that hold SBM Stock outside the Plans (the "NON-PLAN SHAREHOLDERS"), the Schonlau Trusts asserted counterclaims against SBM and crossclaims against Firstar alleging that: (1) Firstar's attempted put was void and unenforceable because SBM could not honor the put and still pay its debts in the ordinary course of business as required by Minn. Stat. ss. 302A.551, Subd. 1(a); (2) the Stock Agreement was void and unenforceable because it illegally altered the common stock investment contract between SBM and the Non-Plan Shareholders by giving a preferential right of redemption to Firstar acting on behalf of the persons who have a beneficial interest in the shares of SBM Stock held under the Plans (the "PLAN SHAREHOLDERS"); and (3) the Non-Plan Shareholders were entitled to the dissenters' rights appraisal remedy under Minn. Stat. ss. 302A.471; and
         WHEREAS, on June 16, 1995, the Court heard SBM's and Firstar's cross-motions for summary judgment and on July 5, 1995 entered an Order: (1) dismissing Firstar's counterclaim alleging breach of fiduciary duty under ERISA for lack of subject matter jurisdiction; (2) ruling that Firstar could put all of the shares of common stock owned by it at one time; (3) ruling that the provisions in the Stock Agreement dealing with dissolution were ambiguous as to when dissolution occurs; and (4) ruling that the Stock Agreement was ambiguous as to the meaning of "Book Value" and as to whether "unrealized losses on debt securities" should be included in calculating "Book Value;" and
         WHEREAS, on October 16, 1995, the Court heard the Schonlau Trusts' motion for summary judgment on their state law claims, as well as SBM's second motion for summary judgment; after that hearing, the Parties asked the Court to defer ruling on those motions pending settlement negotiations among the Parties, and the Court has never issued a ruling on those motions; and
         WHEREAS, on November 13, 1995, the Parties agreed upon a settlement of the Action and executed a "Settlement Agreement in Principle;" the Settlement Agreement in Principle contemplated a final and more formal settlement agreement, including agreement as to a procedure for ensuring that the settlement will fully and finally resolve all claims and liability relating to the Action and the settlement of the Action; various drafts of the final and more formal settlement papers were prepared and circulated among the Parties; and
         WHEREAS, on June 5, 1996, before the settlement papers were finalized, the Department of Labor ("DOL") sent SBM a letter setting forth its preliminary view that, subject to the possibility that additional information might lead the DOL to revise its views, the DOL believed that SBM's refusal to honor Firstar's attempted put and SBM's filing of this declaratory judgment action may have violated several of the fiduciary duty and prohibited transaction provisions of ERISA; shortly thereafter, on June 28, 1996, SBM sent the DOL a detailed letter explaining why SBM strongly disagreed with the preliminary views expressed in the DOL's letter, and explaining that if the DOL continued to pursue its allegations it would, at the very least, substantially delay the settlement that had been reached by the Parties and, at worst, might potentially upset that settlement completely; SBM sent the DOL copies of the Settlement Agreement in Principle and the draft settlement papers that had been prepared and circulated among the Parties; the DOL subsequently indicated that, if the terms of the final settlement were in all material respects similar to those in the draft settlement papers, the DOL would issue a "no enforcement closing letter" closing its file without taking any enforcement action with respect to the alleged violations; and
         WHEREAS, before receiving SBM's response, however, the DOL referred a copy of its June 5 letter to the Internal Revenue Service ("IRS"); the IRS reviewed the letter, noted the prohibited transaction allegations, and on September 23, 1996, sent a letter to SBM stating that it was opening a prohibited transaction excise tax audit of SBM; and
         WHEREAS, the IRS subsequently informed SBM that it viewed the DOL as having primary responsibility for determining whether any prohibited transactions had in fact occurred, and that the IRS's role was primarily to determine the amount of any excise taxes that should be assessed; the IRS stated that if the DOL withdrew the prohibited transaction allegations it had made in its letter of June 5, 1996, the IRS would close its excise tax audit; and
         WHEREAS, after extensive discussions between SBM and the DOL, on February 27, 1997, the DOL issued its no enforcement closing letter. In that letter, the DOL formally withdrew the allegations in its June 5, 1996 letter that could have led to the imposition of prohibited transaction excise taxes. Accordingly, on March 25, 1997, the IRS issued a letter closing its excise tax audit without assessing any taxes; and
         WHEREAS, the Parties have been involved in lengthy and expensive litigation over the numerous issues raised in the pleadings in the Action; and

         WHEREAS, the Parties have engaged in vigorous and arm's-length debate concerning the facts, legal theories, likelihood of success for each Party and potential relief that might be granted by the Court in the Action; and
         WHEREAS, the Parties have on two separate occasions engaged in mediation in an attempt to resolve their dispute; and
         WHEREAS, as discussed above, after extensive negotiations the Parties have finally reached an agreement and desire to settle and completely resolve the Action and any and all claims arising out of the subject matter of the Action on the terms set out below; and
         WHEREAS, the Parties agree that class certification as a mandatory non opt-out class under Minn. R. Civ. P. Rules 23.02(a)(2) and (b) for settlement purposes only of the claims asserted by the Schonlau Trusts on behalf of the Non-Plan Shareholders (the "SETTLEMENT CLASS"), is substantively and procedurally appropriate as an element of the proposed settlement of the Action; and
         WHEREAS, the Parties agree that this Settlement Agreement is contingent upon the Settlement Agreement being submitted to the Court for a hearing on the fairness of the settlement, and the proposed entry of an order in the form of Exhibit A hereto (the "ORDER APPROVING SETTLEMENT"), certifying for settlement purposes only under Minn. R. Civ. P. Rules 23.02(a)(2) and (b) the claims asserted by the Schonlau Trusts on behalf of the Non-Plan Shareholders and barring all claims against the Parties by the Non-Plan Shareholders and the Plan Shareholders relating to the subject matter of the Action or the settlement of the Action as more fully described below;
         NOW, THEREFORE, for the consideration described below, the receipt and sufficiency of which is expressly acknowledged, the Parties agree as follows: SETTLEMENT

                                    AGREEMENT
                              AND RELEASE OF CLAIMS

         1. Settlement Agreement Is Not Effective Until Completion Of Fairness Hearing Procedure. This Settlement Agreement shall be unenforceable and of no force and effect until the completion of the fairness hearing procedure described in numbered paragraph 6 below (the "FAIRNESS HEARING PROCEDURE").

         2. Special Payments. SBM will make special payments to Firstar and to the Schonlau Trusts as follows:

         (a) Payment to Plans. SBM will pay $1,000,000 to Firstar for the benefit of Plan Shareholders in settlement of the Action.

         (b) Payment of attorneys' fees and costs of Firstar and the Schonlau Trusts. SBM will pay $150,000 to Firstar as partial payment of the actual attorneys' fees and costs incurred by Firstar in the Action and the settlement of the Action. SBM will also pay $100,000 to the Schonlau Trusts as partial payment of the actual attorneys' fees and costs incurred by the Schonlau Trusts in the Action and the settlement of the Action. These payments shall represent the full extent of SBM's obligation to pay the attorneys' fees and costs of the Plans, Firstar, or the Schonlau Trusts in connection with the Action or the settlement of the Action.

         (c) Time of payment. The special payments described in subparagraphs (a) and (b) above shall be made by SBM within fifteen (15) days after the Settlement Agreement becomes effective as set forth in numbered paragraph 6 below.

         (d) Special payments shall be charged solely against the amounts otherwise distributable to Non-Plan Shareholders. The special payments described in subparagraphs (a) and (b) above shall be charged solely against the amounts otherwise distributable to Non-Plan Shareholders. No part of the special payments shall be charged against the amounts otherwise distributable to Plan Shareholders.

         (e) Balance of Firstar's attorneys' fees and costs. To the extent Firstar has incurred attorneys' fees and costs in the Action and the Settlement of the Action that exceed the $150,000 described in subparagraph (b), then notwithstanding any language in the Plans to the contrary, Firstar shall have sole discretionary authority as trustee to determine whether to pay those fees and costs out of the assets of the Plans.

         3. Release of Claims. Each Party, including Firstar on its own behalf and on behalf of the Plans and the Plan Shareholders (solely to the extent of their interest as Plan Shareholders), and the Schonlau Trusts on their own behalf and on behalf of the Non-Plan Shareholders (solely to the extent of their interest as Non-Plan Shareholders), for good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, hereby releases and forever discharges the other Parties, and each of them, and each and every one of their respective past or present parents, subsidiaries, affiliates, related corporations, predecessors, successors, heirs, assigns, partners, associates, directors, officers, employees, agents, representatives, attorneys, insurers, trustees and indemnitors, and the Plans, the Administrative Committees for the Plans and the individual members of the Administrative Committees, past and present, of and from any and all rights, claims, demands, causes of action, liabilities, damages, costs of litigation, attorneys' fees, and judgments, whether in law or equity, legally binding or not, known or unknown, written or unwritten, asserted or unasserted, liquidated or unliquidated, absolute or contingent, of any kind whatsoever that each Party may ever have had, presently has, or may in the future claim to have against any other Party which arise out of, relate to, or exist by reason of the subject matter of the Action, including, but not limited to, all claims relating to:

         (a) Firstar's attempted put on January 30, 1995 and SBM's refusal to honor that put;

         (b) the Stock Agreement or any prior version of the Stock Agreement, including the proper method for calculating the value of SBM Stock under the Stock Agreement or any prior version of the Stock Agreement;

         (c) the decision by SBM or its Board of Directors to enter into the Stock Agreement or any prior version of the Stock Agreement;

         (d) the alleged acts, omissions, or negligence of any Party in violation of contract, the Minnesota Business Corporation Act, ERISA, state or federal securities laws, any other state or federal statute, and any other state or federal common law, in connection with the facts and events described in subparagraphs (a), (b), and (c) immediately above;

         (e) the alleged facts, circumstances, transactions, events, occurrences, acts or omissions, or failures to act, of whatever kind or character whatsoever, which were asserted, referred to, alluded to, or reflected in the Action; and

         (f) the conduct and settlement of the Action (except for actions to implement or enforce this Settlement Agreement or the Exhibits hereto).

         4. Certain Claims Expressly Preserved. Nothing herein shall release, waive or otherwise affect any claims not released in paragraph number 3 which any Party hereto, or any person or entity on whose behalf any such Party is purporting to act or may act or purport to act, may ever have had, presently has or may in the future claim to have against any person or entity

(including without limiting the generality of the foregoing, any of SBM's current or former officers, directors, employees, shareholders, representatives, agents, auditors, accountants, attorneys or anyone acting or purporting to act on SBM's behalf, but specifically excluding Firstar, the Schonlau Trusts, the Plans, the Administrative Committees for the Plans, and the individual members of the Administrative Committees for the Plans acting in their capacity as such) as follows:

         (a) any claims which may arise from or relate to any agreements, understandings or transactions of any nature between or among ARM Financial, Inc. and/or the holders, controllers or owners of SBM's Series A preferred stock relating to or arising from the sale by the holders, controllers or owners of SBM's Series A preferred stock of such Series A preferred stock to ARM Financial, Inc.;

         (b) any claims which may arise from or relate to the purchase or sale by SBM and/or any of its affiliated companies of mortgage backed securities (including but not limited to collateralized mortgage obligations ("CMOS") and stripped mortgage backed securities ("DERIVATIVES")), including but not limited to any claims against the issuers, sellers or purchasers of such securities;

         (c) any claims against SBM's auditors or accountants which may arise from or relate to the purchase, sale or holding by SBM and/or any of its affiliated companies of mortgage backed securities (including but not limited to CMOs and derivatives); and

         (d) any claims which may arise from or relate to the sale in 1994 by Roman Schmid of certain shares of SBM common stock then owned, held or controlled by him to certain persons or entities which then owned, held or controlled SBM's Series A preferred stock.

         5. Release Of Initial Distribution On Deposit With The Court. After the execution of this Settlement Agreement but prior to the completion of the Fairness Hearing Procedure, Firstar may if it so desires prepare a petition for submission to the Court seeking release of the funds currently on deposit with the Court; provided, however, that those funds shall not be released until the Court issues an order satisfactory to all Parties barring all of the claims that could be asserted against the Parties relating to the escrow or the release of those funds.

         6. Fairness Hearing Procedure. Immediately upon the execution of this Settlement Agreement, the Parties shall institute the following procedure intended to establish the fairness of the settlement and to result in the entry of the Order Approving Settlement.

         (a) Motion to approve form of Notice of Settlement Hearing. A proposed Notice of Settlement Hearing (the "NOTICE") is attached hereto as Exhibit B. The Parties agree to cooperate in seeking the Court's approval of the proposed Notice and the Court's execution of the proposed Order Approving Notice of Settlement Hearing (the "ORDER APPROVING NOTICE") attached hereto as Exhibit C.

         (b) Mailing of Notice of Settlement Hearing. After the Court enters the Order Approving Notice, SBM shall mail the Notice to all Plan and Non-Plan Shareholders and to the attorneys for the Parties. SBM shall bear all costs and expenses attendant with the preparation, reproduction, mailing, and service of the Notice.

         (c) Memorandum in support of Order Approving Settlement. Prior to the date of the hearing on the proposed settlement (the "SETTLEMENT HEARING"), the Parties shall prepare and submit to the Court a joint memorandum of law describing the need for the Order Approving Settlement and the legal basis therefor. SBM shall prepare and bear the cost of preparing a draft of such memorandum for approval by the Parties.

         (d) Settlement Hearing and Order Approving Settlement. Either prior to or as part of the Settlement Hearing, the Parties shall use their best efforts to present such evidence as may be necessary to prove to the Court that the proposed settlement is fair, reasonable and adequate, and in the best interests of both Plan Shareholders and Non-Plan Shareholders. The Parties shall also use their best efforts to explain to the Court the need for the Order Approving Settlement and the legal basis therefor.

         (e) Settlement Agreement becomes effective when Order Approving Settlement becomes final. Except as provided below, this Settlement Agreement shall be unenforceable and of no force or effect until such time as:

                  (1) the Court executes the Order Approving Settlement attached hereto as Exhibit A, without modification, within 180 days of the date appearing on the first page of this Settlement Agreement or such reasonable time thereafter as may be agreed to by the Parties;

                  (2) the Order Approving Settlement becomes a final judgment of the Court within 60 days of its execution; and

                  (3)      one of the following alternatives occurs:

                           (i) the time for filing an appeal from the judgment has lapsed and no appeal has been filed in the Action within that time; or

                           (ii) the judgment appealed from has been affirmed on appeal, without modification, and one of the following alternatives occurs:

                                    (1)      the time for filing a petition for
                                             review to the Minnesota Supreme
                                             Court has lapsed and no petition
                                             for review has been filed within
                                             that time; or

                                    (2)      the petition for review to the
                                             Minnesota Supreme Court is denied
                                             or the Minnesota Supreme Court
                                             affirms the judgment without
                                             modification, and:

                                             a)      the time for filing a
                                                     petition for certiorari to
                                                     the United States Supreme
                                                     Court has lapsed; or

                                             b)      the petition for certiorari
                                                     to the United States
                                                     Supreme Court is denied or
                                                     the United States Supreme
                                                     Court affirms the judgment
                                                     without modification.

                  In the event the Order Approving Settlement is modified by the Court or any appellate court, the Parties hereto may, in their individual discretion, agree to accept such modification and further agree that the Settlement Agreement may become fully enforceable despite the modification by expressing such agreement in a writing duly executed on behalf of each Party hereto.

         (f) Probate Court Approval of Schonlau Trusts' execution of Settlement Agreement. Notwithstanding the terms of paragraph 6(e) above, this Settlement Agreement shall be unenforceable and of no force or effect until such time as the Brown County District Court, State of Minnesota, Fifth Judicial District ("PROBATE

                  COURT") shall enter Orders approving the Schonlau Trusts' participation in, and execution of, this Settlement Agreement in In the Matter of the Trust Created under Paragraph II of the Last Will and Testament of Theodore H. Schonlau, Deceased, Court file no. 15743 and In the Matter of the Trust Created under Paragraph VI of the Last Will and Testament of Theodore
                  H. Schonlau, Deceased, Court file no. 15744. The Schonlau Trusts shall seek such approval immediately upon the execution of this Settlement Agreement. The Schonlau Trusts shall promptly notify SBM and Firstar upon either obtaining such approval or failing to obtain such approval.

         7. Compromise of Disputed Claims. This Settlement Agreement constitutes the settlement of doubtful and disputed claims; no Party admits liability to any other Party or any other person or entity; and every Party released herein specifically denies any such liability. This Settlement Agreement constitutes an offer to compromise within the meaning of Rule 408 of the Rules of Evidence and is not admissible in evidence or as impeachment in any proceeding; provided, however, that this Settlement Agreement may be used for purposes of the Settlement Hearing, any appeals which may result from the entry of the proposed Order Approving Settlement, and any proceeding to implement or enforce this Settlement Agreement.

         8. Consultation with Counsel. Each Party acknowledges and agrees that it has carefully read this Settlement Agreement and the Exhibits attached hereto, has discussed them with its counsel, and understands all of their terms.

         9. Entire Agreement. This Settlement Agreement, including the Exhibits hereto, constitutes the entire agreement of the Parties. In agreeing to sign this Settlement Agreement, each Party acknowledges and agrees that it has not relied on any statements or explanations made by another Party or their attorneys other than those set forth in this Settlement Agreement and the Exhibits hereto.

         10. Modification or Amendment. Except as otherwise specifically provided herein, this Settlement Agreement and the Exhibits hereto may be modified or amended only by a written agreement signed by all the Parties.

         11. Settlement Agreement Binding on Successors. This Settlement Agreement shall bind, and the rights hereunder shall inure to, the respective heirs, successors and assigns of the Parties.

         12. Drafting. The Parties agree that the drafting of this Settlement Agreement and the Exhibits hereto was a collaborative effort of all the Parties and the normal rules of construction providing that ambiguities are construed against the drafter are suspended. In the event there is a dispute concerning the proper interpretation of this Settlement Agreement or any of the Exhibits hereto, the doctrine of contra proferentum shall not apply.

         13. Cooperation. The Parties shall cooperate in presenting all papers, affidavits, and/or testimony to the Court as may be necessary to effectuate the purposes and intent of this Settlement Agreement.

         14. Fair and Reasonable. This Settlement Agreement is fair, reasonable and adequate, and the Parties have arrived at this settlement as a result of arms-length negotiations.

         15. Governing Law. This Settlement Agreement shall be construed in accordance with, and governed by, the laws of the State of Minnesota.

         16. Retention of Jurisdiction. The Court shall retain continuing jurisdiction over the Action and the Parties until all transactions contemplated herein are completed, and thereafter for purposes of interpreting, implementing and enforcing the terms of this Settlement Agreement.

         17. Counterparts. This Settlement Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same document.


                           1150 LIQUIDATING CORPORATION, FORMERLY
                           KNOWN AS SBM COMPANY


                           By     /s/ Charles A. Geer
                                  ----------------------------------------------

                           Its     President
                                  ----------------------------------------------

                           FIRSTAR BANK OF MINNESOTA, NATIONAL ASSOCIATION, FORMERLY KNOWN AS FIRSTAR TRUST COMPANY OF MINNESOTA, AS TRUSTEE OF THE SBM COMPANY PROFIT SHARING STOCK PLAN AND THE SBM COMPANY THRIFT PLAN AND ON BEHALF OF ALL PLAN SHAREHOLDERS


                           By     /s/ Karen B. Lewis
                                  ----------------------------------------------

                           Its     Senior Vice President
                                  ----------------------------------------------

                           THE TRUST CREATED UNDER PARAGRAPH II OF THE LAST WILL AND TESTAMENT OF THEODORE H. SCHONLAU, DECEASED, INDIVIDUALLY, DERIVATIVELY, AND AS PUTATIVE CO-CLASS REPRESENTATIVE ON BEHALF OF ALL NON-PLAN SHAREHOLDERS

                           BY ITS CO-TRUSTEES:

                           FIRST BANK, NATIONAL ASSOCIATION, AS CO-TRUSTEE


                           By /s/ Duane M. Feragan
                              -------------------------------------------------
                              Duane M. Feragan
                              Its Vice President



                              /s/ Robert J. Struyk
                              -------------------------------------------------
                              Mr. Robert J. Struyk, as Co-Trustee


                                INDEX TO EXHIBITS

                  Exhibit A -- Order Approving Settlement
                  Exhibit B -- Notice of Settlement Hearing
                  Exhibit C -- Order Approving Notice